FILED PURSUANT TO RULE 433
File No. 333-192302

$2,000,000,000

3.700% SENIOR NOTES DUE 2026

Terms and Conditions

Issuer:	Citigroup Inc.

Ratings*:	Baa1 / BBB+ / A (Stable Outlook / Stable Outlook / Stable Outlook) (Moody’s / S&P / Fitch)

Trade Date:	January 5, 2016

Settlement Date:	January 12, 2016 (T+5 days)

Maturity:	January 12, 2026

Par Amount:	$2,000,000,000

Re-offer Spread to Benchmark:	T10+148 bp

Re-offer Yield:	3.716%

Semi-Annual Coupon:	3.700%

Public Offering Price:	99.867%

Net Proceeds to Citigroup:	$1,988,840,000.00 (before expenses)

Interest Payment Dates:	The 12th of each January and July, beginning July 12, 2016. Following business day convention applicable

Day Count:	30 / 360

Defeasance:	Applicable. Provisions of Sections 12.02 and 12.03 of the Indenture apply

Redemption at Issuer Option:	Only for tax purposes

Redemption for Tax Purposes:	Applicable at issuer option if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-U.S. persons. Redemption as a whole, not in part

Sinking Fund:	Not applicable

Listing:	Application will be made to list the notes on the regulated market of the Luxembourg Stock Exchange

Minimum Denominations/Multiples:	$1,000 / multiples of $1,000 in excess thereof

CUSIP:	172967KG5

ISIN:	US172967KG57

Sole Book Manager:	Citigroup Global Markets Inc.

Senior Co-Managers:

BBVA Securities Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

ING Financial Markets LLC

Natixis Securities Americas LLC

Scotia Capital (USA) Inc.

TD Securities (USA) LLC

FILED PURSUANT TO RULE 433
File No. 333-192302

$2,000,000,000

3.700% SENIOR NOTES DUE 2026

Junior Co-Managers:

ABN AMRO Securities (USA) LLC

ANZ Securities, Inc.

Blaylock Beal Van, LLC

CastleOak Securities, L.P.

CIBC World Markets Corp.

Commerz Markets LLC

Credit Agricole Securities (USA) Inc.

Danske Markets Inc.

Drexel Hamilton, LLC

Lebenthal & Co., LLC

Lloyds Securities Inc.

Loop Capital Markets LLC

MFR Securities, Inc.

Mischler Financial Group, Inc.

Mitsubishi UFJ Securities (USA), Inc.

nabSecurities, LLC

National Bank of Canada Financial Inc.

PNC Capital Markets LLC

Standard Chartered Bank

UBS Securities LLC

Wells Fargo Securities, LLC

The Williams Capital Group, L.P.

*	Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-192302. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.